Exhibit 10.5

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of March 31, 2017 and which shall become effective on the same date (the “Effective Date”), is made by and between Atotech (Thailand) Co Ltd. with its registered office located at No. 1 TP & T Building, 1 lest Floor, Soi Vibhavadi Rangsit 19, Vibhavadi Rangsit Road, Kwaeng Chatuchak, Khet Chatuchak, Bangkok (together with any successor thereto, (the “Company”), and Geoffrey Wild, born on                      in                                          (the “Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive to the Company following the Effective Date by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provides services to the Company in Thailand on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a)    General. Effective as of the Effective Date, the Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b)    Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the second anniversary of the Effective date, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional one (1) year periods unless no later than forty-five (45) days prior to the end of the otherwise applicable Term either party gives written notice of non-renewal or non-extension of the Term to the other, in which case Executive’s employment will terminate at the end of the then applicable Term, subject to earlier termination as provided in Section 3.

(c)    Position and Duties. During the Term, Executive shall serve as general manager of the Company with such customary responsibilities, duties and authority normally associated with such positions in a company the nature and size of the Company and its subsidiaries, as applicable (including advising the managing director of the Company). Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.	Compensation and Related Matters.

(a)    Annual Salary. During the Term, Executive shall receive a base salary at a rate of $20,000 per annum (such amount, as may be reviewed from time to time in accordance with the next sentence, the “Annual Salary”), which shall be paid in accordance with the customary payroll practices of the Company.

(b)    Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are generally applicable similarly-situated executives of the Company and its subsidiaries, other than severance plans, programs and arrangements, except as otherwise expressly required by law.

(c)    Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s policies and shall be entitled to take a minimum of five weeks of vacation per year. Any vacation shall be taken at the same time as vacation to which Executive is entitled under any employment agreement entered into between Executive and any Company’s affiliates, at the reasonable and mutual convenience of the Company and Executive.

(d)    Company Car. During the Term, the Company shall provide the Executive with a company car in Thailand with an expected one-time cost of $55,000 and a monthly lease of $3,500, with accessories and extras to be determined by the Company. The Executive is entitled to use the company car for private trips to a reasonable extent. Any and all costs connected with the use of the company car, such as taxes, cost of insurance, repairs, maintenance and consumables, shall be borne by the Company. This shall not apply to costs of consumables incurred at any time during the vacation of the Executive or in connection with private trips. At the request of the Company, the company car, including any and all accessories and extras, shall be returned at any time, but not later than upon the end of Executive’s employment hereunder. The Executive has no right of retention in respect of the company car. If the Executive returns the company car before the end of Executive’s employment hereunder, he shall not be entitled to financial compensation for the loss of in-kind benefit caused by the return of the company car. The taxes levied on the money value of the benefit of private use shall be borne by the Executive.

(e)    Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy. The Company will attempt to structure such reimbursements in a tax efficient manner where tax efficiency is possible. During the Term, the Company will reimburse Executive for reasonable home office costs.

3.	Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)    Circumstances.

(i)	Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)	Termination. The Company may terminate Executive’s employment for cause or without cause.

(iii)	Resignation from the Company. Executive may resign Executive’s employment with the Company.

(iv)	Non-extension of Term by the Company. The Company may give notice of non-extension to Executive pursuant to Section 1.

(v)	Non-extension of Term by Executive. Executive may give notice of non- extension to the Company pursuant to Section 1.

(b)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the Date of Termination which, if submitted by Executive, shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.

(c)    Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Salary earned through the Date of Termination, but not yet paid to Executive, payable within thirty (30) days following the Date of Termination; (ii) any expenses owed to Executive pursuant to Sections 2(c), 2(d) and 2(e); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”) but not, for the avoidance of doubt, in respect of any equity incentive plan in which Executive may invest. Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, benefits, and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(d)     Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or its affiliates unless otherwise specified in the Company’s Notice of Termination to Executive, in which such case, this Agreement shall continue in full force and effect until Executive has resigned or been removed from any remaining offices or directorships then held with the Company or any of its affiliates.

(e)     Retirement. In the event that Executive intends to retire (whether before the applicable legal age or after the applicable legal age qualifying for full retirement benefits), Executive shall notify in writing the Company of Executive’s intent to retire at least 6 months prior to the effectiveness of such retirement.

4.	Survival

(a)     Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.	Competition.

(a)     Executive acknowledges that the Company has provided and, during the Term, the Company from time to time will continue to provide Executive with access to its Confidential Information (as defined below), including confidential information of third parties such as customers, suppliers, and business affiliates; specialized training and knowledge regarding the Company’s methodologies and business strategies; and/or support in the development of goodwill such as introductions and customer relationship information. Ancillary to the rights provided to Executive as set forth in this Agreement, the Company’s provision of Confidential Information, specialized training, and/or goodwill support to Executive, and Executive’s agreements regarding the use of same, in order to protect the value of any training, goodwill support and/or the Confidential Information described above, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment.

(b)     Executive shall not, within the geographic markets currently serviced or targeted by the Company or that the Company has been involved in working towards being serviced, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business that sells or provides products or services that are competitive (any such person, firm, corporation, partnership or business, a “Competitor”) with respect to (1) the products or services sold or provided by the Company (or any products or services to which the Company has taken substantial steps in furtherance thereof) at any time during the period of twelve (12) months on and prior to the Date of Termination, and/or (2) any products or services to which the Company has taken substantial steps in furtherance thereof during any portion of the Term, and such products or services are sold or provided by the Company following the Date of Termination; provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(c)    Executive shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to (i) terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of twelve months after such individual terminates his or her employment with the Company or (z) solicit any vendor or business affiliate of the Company to cease to do business with the Company. Notwithstanding anything to the contrary in this Agreement, Executive will not be deemed to have violated this Agreement if an employee, customer, subscriber or employee of the Company responds directly to a general advertisement of a third party as long as(1) Executive has no involvement or participation in the recruitment, solicitation or inducement of such Person, or, in the case of a former Company employee, if such Person has not been an employee, customer, subscriber or employee of the Company for a period of twelve months at the time of any such contact with such Person, and (2) Executive in the aggregate together with his or her affiliates does not hold more than ten percent (10%) of the outstanding voting securities of such third party and is not serving directly or indirectly as an executive officer or director of such third party.

(d)    In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries or affiliates; and (ii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date that is one (1) year following the Date of Termination.

(e)    Each of the Parties (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and for a period of three years following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its subsidiaries’ or affiliates’ services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means remarks, comments or statements that impugn the character, integrity, reputation or abilities of the Person being disparaged.

(f)    Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

6.	Nondisclosure of Proprietary Information.

(a)    Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company and its affiliates) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)    Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters,

notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c)    Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)    As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect subsidiaries or affiliates as they exist at the Date of Termination.

(e)    Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, or (v) using information and documents in the pursuit or defense of his rights or obligations involving the Company.

7.	Inventions.

All rights to discoveries, inventions, improvements, works of authorship, software, and innovations (including all data and records pertaining thereto) related to the business of the Company, its subsidiaries or affiliates, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent, conceive, author or originate during the Term, or may have discovered, invented, conceived, authored, or originated prior to the Effective Date since the first date of his employment with the Company or any of the Company’s subsidiaries or affiliates (or their predecessors), either alone or with others and whether or not during working hours or by the use of the facilities of the above listed entities, and any patents, copyrights, trademark rights, trade secrets rights and other intellectual property rights therein (collectively, “Inventions”), shall be the exclusive property of the Company (or any of the Company’s subsidiaries the Company may designate). Executive shall promptly disclose all Inventions to the Company, and hereby assigns and agrees to assign all such Inventions to the Company (or any of the Company’s subsidiaries the Company may designate). Executive shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights (or the rights of any of the Company’s subsidiaries or affiliates the Company may designate) therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights (or the rights of any of the Company’s subsidiaries or affiliates the Company may designate) to any Inventions.

8.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9.	Assignment and Successors.

To the maximum extent permissible by law, the Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.	Certain Definitions.

(a)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if Executive’s employment is terminated pursuant to

Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.

(b)    Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

11.	Miscellaneous Provisions.

(a)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of Thailand without reference to the principles of conflicts of law of Thailand or any other jurisdiction.

(b)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)	If to the Company:

Atotech (Thailand) Co Ltd

No. 1 TP & T Building, 11 est Floor, Soi Vibhavadi Rangsit 19, Vibhavadi

Rangsit Road, Kwaeng Chatuchak, Khet Chatuchak, Bangkok

Attention: The Board of directors

With copy to:

Atotech UK Topco Limited

C/O The Carlyle Group Lansdowne House,

57 Berkeley Square, London,

United Kingdom, W1J 6ER

Attention: The Board of directors

(ii)	If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)	at any other address as any Party shall have specified by notice in writing to the other Party.

(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)    Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform;

provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)    No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)    Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)    Jurisdiction. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by the competent Thai courts.

(j)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

12.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, has entered into this Agreement freely based on Executive’s own judgment and represents that the Executive’s entering into this Agreement for the performance of services hereunder will not violate the terms of any agreement or understanding, law or judicial decree to which the Executive is subject.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Daniel John Primett
	Name:	Daniel John Primett
	Title:	Managing Director Atotech (Thailand) Co.Ltd.

EXECUTIVE

By:	/s/ Geoffrey Wild
Name: Geoffrey Wild